EXHIBIT 99.1
INCO REPORTS EARNINGS FOR THE FIRST QUARTER 2006

Inco Delivers another Quarter of Robust Results; Market Fundamentals Strong

(All dollar amounts are expressed in U.S. currency)
TORONTO, April 20, 2006 — Inco Limited today reported adjusted net earnings(1) of $200 million, or $1.04 per share (90 cents per share on a diluted basis(2)), for the first quarter of 2006, compared with adjusted net earnings(1) of $242 million, or $1.28 per share ($1.09 per share on a diluted basis(2)), for the first quarter of 2005. Net earnings for the first quarter of 2006 in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) were $202 million, or $1.05 per share (91 cents per share on a diluted basis), compared with net earnings of $317 million, or $1.68 per share ($1.43 per share on a diluted basis), for the first quarter of 2005.
The principal adjustments made in arriving at adjusted net earnings for the first quarter of 2006 were (1) the exclusion of favourable non-cash currency translation adjustments of $3 million, (2) the exclusion of net tax benefits totalling $4 million and (3) the exclusion of unfavourable non-cash losses of $5 million on certain currency derivative contracts.
Adjusted net earnings(1) for the first quarter of 2006 were lower than adjusted net earnings(1) for the first quarter of 2005 due to (1) higher production costs and other operating expenses, (2) an increase in interest expense in the first quarter of 2006 as no interest in respect of the Voisey’s Bay project has been capitalized since the mine, concentrator and related facilities commenced commercial production in late 2005, (3) lower deliveries of copper and platinum group metals (PGMs) and (4) lower realized selling prices for nickel and cobalt. These factors were partially offset by the benefit of (1) higher average realized selling prices for copper and PGMs and (2) higher deliveries of Inco-source nickel.

(1)	The adjusted net earnings reported in this release have not been calculated in accordance with Canadian GAAP, the accounting principles under which our consolidated financial statements are prepared, and there is no standard definition in such principles for such adjusted net earnings or loss. Accordingly, it is unlikely that comparisons can be made among different companies in terms of such adjusted results reported by them. A reconciliation of adjusted net earnings to net earnings in accordance with Canadian GAAP appears below as well as an explanation of why we believe adjusted net earnings is useful information. All of the adjustments made in arriving at adjusted net earnings for the first quarters of 2006 and 2005 are set forth in the table under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.

(2)	The calculation of adjusted net earnings per share and net earnings per share in accordance with Canadian GAAP on a diluted basis takes into account the diluted effect of our outstanding warrants, share options and convertible debentures. The amount of dilution per share attributable to these items is dependent upon our level of earnings and the price of our common shares. For the first quarter of 2006 the number of diluted shares used in this calculation was approximately 223 million shares compared with 222 million shares for the corresponding period in 2005.

Chief Executive Officer’s Message
We were pleased to post another quarter of strong results, thanks to a nickel market that remained very strong and excellent performance from our operations.
Nickel market gains momentum
The nickel market gained momentum through the first quarter of 2006 and with the inventory adjustments of last year now behind us, the stainless steel market has rebounded sharply. Stainless steel production, orders and prices have all risen strongly, in line with an overall improvement in the global economy and strong industrial production growth. We continue to see good demand in the non-stainless steel market, led by growth in aerospace, chemical, and oil and gas industries and other non-stainless steel applications, including gas turbines and hybrid vehicles. On the supply side, we continue to see a limited increase in nickel production, leading to tight nickel supplies expected for the balance of 2006. We believe nickel demand will continue to outpace supply this year.
Excellent performance from operations; Voisey’s Bay begins to make an impact
Our operations fired on all cylinders during the first quarter. We produced 135 million pounds of nickel, including six million pounds of tolled material, which was ahead of our February 2006 guidance and 11 per cent higher than our production in the first quarter of 2005. We had a great ramp up at our Voisey’s Bay project, and the addition of Voisey’s Bay-source material helped to increase our total output for the quarter.
Our nickel unit cash cost of sales after by-product credits for the quarter was $2.59 per pound. Substituting Voisey’s Bay feed for external purchased feeds at our Canadian operations is helping to lower our costs. As anticipated the full benefit of this will be realized in the second half of 2006 when we have established a steady flow of Voisey’s Bay concentrates to those operations.
Our current collective agreement with the United Steelworkers Local 6500 at our Ontario operations expires May 31, 2006 and we recently started negotiations on a new contract. As always, we will aim to conclude an agreement that is fair to our employees while helping to maintain a long-term, cost-competitive future for our operation.
Goro Project
Earlier this month, a number of acts of vandalism occurred at the Goro project site in New Caledonia. Access roads were blocked and equipment damaged, forcing a temporary stoppage in work at the project site. The authorities have provided assurances that they will take the necessary measures to ensure the long-term security of employees and equipment. Those responsible for these incidents have been condemned by local government, business and community leaders. The Company has received broad support from all sectors of the population. Inco is committed to building a project that will not only benefit our shareholders for the long term but also the people of New Caledonia.
The full impact of these recent developments on the project’s estimated capital cost and schedule is still being assessed. Despite disruptions at site, all other aspects of the Goro project are proceeding. This includes the building of 400 modules and preassembled units in the Philippines. Engineering work on Goro was about 72 per cent complete at the end of the first quarter.

Financial position remains strong
Inco’s financial position remains robust. In the first quarter 2006, we generated $303 million of cash flow from operations before a working capital increase of $101 million. Our cash position of $751 million at March 31 and our strong balance sheet continue to provide the financial strength we need to continue to grow.
Update on friendly offer to acquire Falconbridge
Our friendly offer to acquire Falconbridge provides a rare opportunity to create a much larger, more diversified company with strong or leading positions in a number of metals, and to gain major efficiencies and create real value along the way. The combination of our two companies will create the world’s largest nickel company and a leading copper company, with excellent prospects for growth, and outstanding opportunities for synergies that are available only to Inco and Falconbridge. These synergies are real and uniquely available to Inco and Falconbridge as we come together as one company. And very importantly, we need and want the backing of our people — both unionized and non-unionized — and we have it. The Steelworkers are very supportive of this deal. We also have strong support from all levels of governments in Canada.
We extended our offer until June 30th to allow for receipt of the required clearances from the U.S. Department of Justice and the European Commission. Our recent meetings with these agencies have focused on the terms of the remedy they may require to address their competition concerns. We remain optimistic that we will be able to agree terms with both agencies and proceed to obtain their clearance of the acquisition.
Inco continues to deliver results for our shareholders, and as the new Inco, we hope to do even better. I look forward to reporting on our performance for the second quarter of 2006.
Scott M. Hand
Chairman and Chief Executive Officer

Reconciliation between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP
Adjusted net earnings and adjusted net earnings per share are defined as a calculation of net earnings that excludes items that, because of the nature, timing or extent of such items, do not reflect or relate to our ongoing operating performance. Accordingly, the items that are excluded from this calculation would include certain gains or losses on the sale of non-core investments, asset impairment charges and write-downs in the value of assets, non-cash currency translation adjustments relating principally to liabilities that are not expected to be discharged or settled for a number of years, reclamation or remediation costs unrelated to our current operations, income or other tax benefits or charges relating to the impact of currency translation adjustments, certain tax losses where the related benefits are not normally taken, adjustments for tax rulings and other decisions, interpretations and determinations covering, or based upon, transactions which occurred or related to prior periods and for revaluation of recorded future tax liabilities due to changes in laws or regulations affecting future tax rates, interest income associated with tax refunds, project suspension and similar costs, including related project currency hedging gains and losses, adjustments to minority interests reflecting changes thereto due to subsequent events, losses or gains on debt retirements or redemptions, strike expenses, and other gains and losses that, in each case, do not reflect on our ongoing operating performance. The determination of which items to exclude when calculating adjusted net earnings involves the application of judgment by us.
The following table provides, for the periods indicated, a reconciliation between our adjusted net earnings and net earnings as reported in accordance with Canadian GAAP:

			Basic Net Earnings
(in millions except per share amounts)	Net Earnings		Per Share(3)

	First Quarter		First Quarter

		2005		2005
	2006	(Restated)(1)	2006	(Restated)(1)

Adjusted net earnings	$200	$242	$1.04	$1.28
Currency translation adjustments	3	5	0.02	0.03
Net income tax benefits(2)	4	45	0.02	0.24
Unrealized losses on certain currency derivative contracts	(5)	—	(0.03)	—
Favourable adjustment relating to Goro Nickel S.A.S. minority interest	—	25	—	0.13

Canadian GAAP net earnings, as reported	$202	$317	$1.05	$1.68

(1)	2005 results have been restated to correct minority interest balances.

(2)	The net income tax benefits recorded in the first quarter of 2006 relate primarily to a change in tax law affecting one of our non-Canadian subsidiaries.

(3)	These amounts are based upon currently issued and outstanding shares and not diluted shares.

We believe that the reporting of adjusted net earnings, a calculation that, as noted above, excludes certain gains or losses on the sale of non-core investments, asset impairment charges, non-cash currency translation adjustments and other items that, given their nature, timing or extent, may obscure trends in the performance of our operations or otherwise not be representative of our ongoing operations, provides our shareholders and other investors with a potentially useful picture that eliminates the volatility of such items, whether they are favourable or unfavourable, and may assist them in assessing our operating performance. In addition, management uses such information internally for operating, budgeting, financial planning and incentive compensation purposes.
Outlook
The following section is limited to the outlook for Inco without taking into account the completion of the pending acquisition of Falconbridge Limited. Accordingly, the estimates and projections set forth below would change significantly upon the combination of Inco and Falconbridge.
Our current estimates for production for the second quarter and full year 2006 for nickel, copper and platinum-group metals (“PGMs”), including PGMs produced from purchased material, are as follows:

		Second Quarter	Full Year
		2006(1)	2006(1)
Nickel	— tonnes (thousands)	61 — 63	256
	— pounds (millions)	135 — 140	565

Copper	— tonnes (thousands)	38	154
	— pounds (millions)	85	340

PGMs	— troy ounces (thousands)	85	400

(1)	Includes 30 million pounds of nickel returned for sale by Inco from third party toll smelting and refining arrangements, with about 5-10 million pounds of toll finished nickel production expected in the second quarter of 2006.
We currently project that our nickel unit cash cost of sales after by-product credits for the full year 2006 will be in the range of $2.35 to $2.40 per pound ($5,182 to $5,292 per tonne). This estimate excludes the costs of certain purchased intermediates and related treatment and refining charges of third parties. A reconciliation between our nickel unit cash costs of sales both before and after by-product credits as indicated and cost of sales in accordance with Canadian GAAP for the first quarters of 2006 and 2005 is set forth in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below. The premium on our nickel products for 2006 we currently expect to realize over the London Metal Exchange (“LME”) cash nickel prices is approximately $0.05 to $0.10 per pound ($110 to $220 per tonne). Our premiums are affected by fluctuations in the LME cash nickel price and the effect this has on the price we receive for the nickel-in-matte product produced by PT International Nickel Indonesia Tbk (“PT Inco”), the lag effect that changes in the LME benchmark price have on the pricing of certain of our nickel products, and how certain of our specialty nickel products are priced. We have historically experienced, and expect to continue to experience, some quarter-to-quarter variability in production levels of our primary metals products due to planned maintenance shutdowns of operations and other normal planned actions.
The current First Call consensus mean estimate for our adjusted net earnings per share for 2006 is $3.86 on a diluted basis. Based upon the current First Call mean forecast for the average LME cash nickel price for 2006, which we understand to be $6.71 per pound, and our understanding of the latest mean forecasts by First Call and London Bullion Market Association (LBMA) for the prices for our other metal products for 2006, and taking into account our production, premium and nickel unit cash cost of sales after by-product credits estimates indicated above, we are comfortable with the current First Call consensus estimate for 2006 for our adjusted net earnings per share of $3.86, on a diluted basis. We are not endorsing how First Call arrives at its consensus mean estimate for our 2006 adjusted net earnings per share on a diluted basis or First Call’s forecasts for the LME cash nickel price, or the other benchmark metal prices published by First Call and LBMA, for 2006. Our policy continues to be that we do not publicly forecast where nickel and other metal prices will be in the future given the historic volatility of these prices and the level of economic uncertainty that currently exists in at least some of our key geographic markets. The LME cash nickel price averaged $7.75 per pound ($17,081 per tonne) for the April 1 — April 19, 2006 period. The LME cash nickel price on April 19, 2006 was $8.26 per pound ($18,210 per tonne).
The earnings per share consensus estimate above refers to an estimate for adjusted net earnings and excludes certain adjustments that would be made in the calculation of net earnings in accordance with Canadian GAAP. Since such adjustments would include assumptions or forecasts relating to changes in the Canadian-U.S. dollar exchange rate and other currency exchange rate changes and other external factors that we do not believe we are in a position to predict with any degree of certainty, we do not provide a reconciliation between any adjusted net earnings estimate and a corresponding net earnings estimate in accordance with Canadian GAAP.
In terms of the current estimated sensitivity of our earnings per share, both for basic and diluted purposes, to changes in nickel prices, for every change of 10 cents, up or down, per pound in our realized nickel price over a full year, our Canadian GAAP basic and diluted net earnings per share (EPS) over a full year would change, up or down, by about 14 cents and 12 cents, respectively. As reflected in the table below, while our financial results are most sensitive to changes in (1) nickel prices, our results are also sensitive to changes in copper and other metal prices as well as, on the cost side, changes in oil and natural gas prices and (2) the Canadian-U.S. dollar exchange rate given that a substantial portion of our expenses are incurred in Canadian dollars.

ESTIMATES OF 2006 SENSITIVITY OF BASIC
AND DILUTED EPS TO CERTAIN
METALS PRICES AND OTHER CHANGES
OVER ONE YEAR (IN U.S.$) (1)

	Amount of Change	Basic	Diluted
	(up or down)	EPS Effect	EPS Effect(2)
Realized nickel price	$0.10/lb.	$0.14	$0.12
Realized copper price(3)	0.10/lb.	0.08	0.07
Realized palladium price	50.00/troy oz	0.03	0.03
Realized platinum price(3)	50.00/troy oz	0.03	0.02
Realized cobalt price	1.00/lb.	0.01	0.01
Cdn.-U.S. exchange rate(4) (5)	0.01	0.06	0.05
Fuel oil price (West Texas Intermediate) (3) (5)	1.00/bbl	0.007	0.006
Natural gas price(5)	0.10/MM BTU	0.002	0.002

(1)	Canadian GAAP basic (Basic EPS Effect) and diluted (Diluted EPS Effect) net earnings per share. Each sensitivity assumes other factors are held constant.

(2)	Based on 223 million diluted shares.

(3)	Includes the impact of hedging activities as of December 31, 2005.

(4)	Represents the impact on Canadian dollar-denominated operating costs and excludes the translation effect relating to Canadian dollar-denominated liabilities and to accrued taxes for Canadian dollar currency translation effects associated with U.S. dollar-denominated liabilities.

(5)	Increases in these costs and exchange rate have a negative effect on EPS.
Our capital expenditures for our operations and growth projects are also sensitive to changes in exchange rates depending upon the currency in which such expenditures are incurred. It is currently projected that our consolidated total capital expenditures for 2006 will be approximately $1.82 billion. Taking into account capital contributions expected to be made in 2006 by other shareholders in our Goro project, certain previously announced government assistance relating to our growth projects and other financing arrangements that are already in place for these projects, we currently project that of this $1.82 billion total estimate, we will have funded or be required to fund about $1.5 billion.

Commentary on Results for the First Quarter of 2006
Results of Operations
The following table summarizes our results in accordance with Canadian GAAP for the periods indicated:

	Three Months Ended
	March 31,
(in millions of U.S. dollars except per share amounts)	2006	2005

		(Restated)
Net sales	$1,211	$1,121
Net earnings	202	317
Net earnings per common share
— basic	1.05	1.68
— diluted	0.91	1.43
Cash provided by operating activities	202	91

The decrease in net earnings for the first quarter of 2006 compared with the first quarter of 2005 was primarily the result of (1) higher production costs and other operating expenses, (2) an increase in interest expense in the first quarter of 2006 as no interest in respect of the Voisey’s Bay project has been capitalized since the mine, concentrator and related facilities commenced commercial production in late 2005, (3) lower deliveries of copper and PGMs and (4) lower realized selling prices for nickel and cobalt. These factors were partially offset by the benefit of (1) higher average realized selling prices for copper and PGMs and (2) higher deliveries of Inco-source nickel. In addition, the first quarter of 2005 benefited from two special items being income tax benefits of $45 million related to prior periods and a $25 million favourable adjustment to minority interest in respect of Goro Nickel S.A.S.
The effect of certain of these items on our results of operations is set forth under “Reconciliation between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” above.
Net sales
Net sales in the first quarter of 2006 increased by eight per cent compared with the first quarter of 2005. The impact of an increase in our nickel deliveries and an increase in our average realized selling price for copper and PGMs was partially offset by lower average realized selling prices for nickel and cobalt and lower deliveries of copper and PGMs. During the first quarter of 2006, we sold 11,700 tonnes of copper covered by derivatives which effectively fixed a maximum price realization to us of $3,400 per tonne ($1.54 per pound). Consequently, although our average selling price for copper for the first quarter of 2006 exceeded 2005, it was below the average market price.

Nickel unit cash cost of sales
The following table summarizes our nickel unit cash cost of sales before and after by-product credits for the periods indicated:

	Three months ended
	March 31,

	2006	2005

Nickel unit cash cost of sales before by-product credits per pound(1)	$3.14	$2.89
Nickel unit cash cost of sales after by-product credits per pound(1)	$2.59	$2.54

(1)	Nickel unit cash cost of sales before and after by-product credits includes costs for Inco-source and purchased nickel intermediates processed at our Canadian operations.
The increase in nickel unit cash cost of sales before by-product credits in the first quarter of 2006 compared with the first quarter of 2005 was due to (1) a higher average Canadian — U.S. dollar exchange rate that adversely affected our costs, (2) higher rates for energy, (3) higher spending on supplies and (4) higher employment costs which were partially offset by the benefits of (1) lower volumes of purchased intermediate nickel feed processed at our Canadian Operations and (2) the favourable impact on unit costs of higher nickel production. The increase in nickel unit cash cost of sales after by-product credits in the first quarter of 2006 compared with 2005 was due to higher nickel unit cash cost of sales before by-product credits partially offset by higher by-product credits. The increase in by-product credits was due to the positive impact of higher copper and PGMs selling prices, which was partially offset by the negative impact of lower PGMs and copper deliveries and lower selling prices for cobalt.
We expect to continue to use, at least in 2006, purchased nickel intermediates to increase processing capacity utilization at our Ontario and Manitoba operations. While the cost of purchased nickel intermediates is higher than that for processing our own mine production and such cost increases as the prevailing prices, LME cash nickel or other benchmark prices, on the basis of which this material is purchased by us increases, the price realizations are also higher, resulting in margins on these purchases remaining relatively unchanged.
A reconciliation of our nickel unit cash cost of sales before and after by-product credits to cost of sales under Canadian GAAP for the periods indicated is shown in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below.
Nickel production increased to 61,439 tonnes (135 million pounds) in the first quarter of 2006 compared with 55,507 tonnes (122 million pounds) in the first quarter of 2005. The increase in nickel production in 2006 was primarily due to Voisey’s Bay, which commenced production in December 2005 and tolled production of purchased intermediate nickel feeds. In addition, there was an increase in production at our Ontario Operations as a result of good performance at the nickel refineries in Sudbury and Clydach. Finished production from our Voisey’s Bay concentrate through our Canadian

Operations was three million pounds in the first quarter of 2006 and is expected to increase in the second quarter of 2006.
Exploration
Exploration expenditures increased by $6 million in the first quarter of 2006 to $15 million due to higher spending at our Ontario, Manitoba and PT Inco operations and higher spending in Australia.
Income and mining taxes
Our effective tax rate for the first quarter of 2006 of 34 per cent was lower than the combined statutory income and mining tax rate in Canada of about 37 per cent. The lower rate is primarily due to the benefit of earnings in lower tax rate jurisdictions.
Cash Flows and Financial Condition; Dividend Declaration
Net cash provided by operating activities in the first quarter of 2006 was $202 million, compared with $91 million in the first quarter of 2005. The increase in net cash provided by operating activities was primarily due to lower tax payments in the first quarter of 2006 partially offset by lower net earnings in the first quarter of 2006 as discussed above. Tax payments of $245 million in respect to the 2004 taxation year were made in the first quarter of 2005. In the first quarter of 2006, no significant tax payments were required in respect of the 2005 taxation year.
Net cash used for investing activities was $338 million in the first quarter of 2006 compared with $226 million in the first quarter of 2005. The increase was primarily due to (1) higher capital spending, mainly in respect of our Goro project and (2) higher capital expenditures at our Canadian operations and at PT Inco, partially offset by lower capital spending for our Voisey’s Bay project.
Net cash used for financing activities for the first quarter of 2006 was $71 million which is primarily comprised of (1) the final principal repayments in respect of PT Inco’s loan and (2) common share dividends partially offset by the cash received in respect of the issuance of common shares pursuant to the company’s stock option plans.
At March 31, 2006, cash and cash equivalents were $751 million, down from $958 million at December 31, 2005, primarily reflecting cash outflows for capital expenditures for our growth projects and our operations. Total debt was $1,915 million at March 31, 2006, compared with $1,974 million at December 31, 2005. Total debt as a percentage of total debt plus shareholders’ equity was 26 per cent at March 31, 2006, compared with 28 per cent at December 31, 2005.
On April 19, 2006 Inco’s Board of Directors declared a quarterly dividend on our Common Shares of $0.125 per share, payable June 1, 2006 to shareholders of record as of May 15, 2006.
This quarterly dividend will be payable in U.S. dollars to all shareholders who are U.S. residents and will be convertible into and payable in Canadian dollars for all Canadian residents based upon the Bank of Canada noon rate of exchange on May 15, 2006 unless a Canadian resident elects to receive their dividend in U.S. dollars by advising our transfer agent and registrar, CIBC Mellon Trust Company, in writing of such election before May 15, 2006. Shareholders may enquire how to make this written election by contacting CIBC Mellon Trust Company at 1-800-387-0825. Based upon current tax legislation in Canada and applicable tax treaties, this dividend will generally be subject to a Canadian withholding tax of 15 per cent for shareholders resident in the United States, the United Kingdom and most western European countries and may be subject to higher withholding taxes applicable to other non-residents of Canada. The dividend may be subject to U.S. back-up withholding taxes for U.S residents who have not filed a W-9 or equivalent form meeting applicable U.S. regulatory requirements.

Access to Webcast of April 20, 2006 Presentation to the Investment Community on First Quarter 2006 Results and Related Matters
Investors may listen to our presentation on April 20, 2006 concerning Inco’s first quarter 2006 results and its current outlook for the balance of 2006.
This presentation is scheduled to begin at 3:00 p.m. (Toronto time), and may be accessed by visiting the website of a third-party web casting service we will be using, CNW Group Ltd., at www.newswire.ca/webcast, at least five minutes before the start of the presentation. Copies of any slides or other statistical information to be used for the conference call may be accessed and will be available for online viewing by persons with a computer system and Internet connection meeting certain minimum requirements through www.newswire.ca/webcast or through Inco’s website, www.inco.com, by clicking on the “Latest Quarterly Webcasts” link on the homepage.
The archival webcast of the presentation may be accessed via the Internet through www.newswire.ca/webcast. A recording of the presentation can be listened to until 11:59 p.m. (Toronto time) on May 4, 2006 by dialling 1-800-558-5253 in North America and by entering the reservation number 21286262. This recording is also available outside North America by dialling 416-626-4100 and by entering the same reservation number.
Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements regarding the Company’s offer to purchase all of the common shares of Falconbridge Limited, including statements regarding the timing thereof and the anticipated timing of achievement of milestones in the regulatory clearance process, anticipated financial or operating performance, and strategies, objectives, goals and targets of the combined company, and forward-looking statements regarding the Company alone, including anticipated financial or operating performance, the Company’s costs on a stand-alone basis, its position as a low-cost producer of nickel, production levels for nickel, copper and platinum-group metals for its second quarter and full year 2006 for the Company as a whole and at its Indonesian, Voisey’s Bay and other Canadian operations, nickel market conditions and nickel demand and supply both globally and for certain markets and uses, premiums realized on its metals prices, nickel unit cash cost of sales after by-product credits, third party toll smelting and refining arrangements, production costs on its own mine production, nickel inventories, its financial results, including adjusted net earnings per share on a diluted basis, cash flow from operations, cash generation, the effect on and sensitivity of financial results to changes in nickel and other metal prices, exchange rates, energy and other costs and its common share price, cost reduction and related savings objectives, construction, commissioning, initial start-up, and other schedules, capital costs and other aspects of its Goro project, arrangements covering copper production and sales, capital expenditures at the Company’s growth projects, overall capital expenditures, contributions from shareholders and government programs and other external sources of funds, and governmental clearances or approvals required, for its growth projects, tax payments, planned maintenance and other shutdowns and subsequent start-ups at certain operations, new collective labour agreements, including the risk of a disruption or work stoppage, and other issues and aspects relating to its business and operations. Inherent in those statements are known and unknown risks, uncertainties, assumptions and other factors well beyond the Company’s ability to control or predict. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as, in the case of the planned acquisition of Falconbridge, the risks that we will not be able to obtain the required approvals or clearances from regulatory and other agencies and bodies on a timely basis, or divestitures or other remedies required by regulatory agencies may not be acceptable or may not be completed in a timely manner, we may not meet the other remaining conditions of our offer, we may not realize the anticipated annualized benefits and operational and other synergies and cost savings from the acquisition or related divestitures, restructurings, integration and other initiatives associated with the planned combination of Inco and Falconbridge and we may realize unanticipated costs and/or delays or difficulties relating to such integration, and such other factors relating to Inco itself as business and economic conditions in the principal markets for the Company’s products, the supply, demand and prices for metals to be produced, purchased nickel intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary metals and other products the Company produces, developments concerning labour relations, the Company’s deliveries, production levels, production and other anticipated and unanticipated costs and expenses, metals prices, premiums realized over LME cash and other benchmark prices, tax benefits and charges, changes in tax legislation, hedging activities, the Canadian-U.S. dollar and other exchange rates, changes in the Company’s common share price, the capital costs, scope, schedule, required permitting, potential disruptions and other key aspects of the Goro project, the timing of receipt of all necessary permits and governmental, regulatory and other clearances or approvals, and engineering and construction timetables, for the Goro project, the necessary shareholder and government program sources of financing for the Goro and other projects, political unrest or instability in countries or territories such as Indonesia and New Caledonia, risks involved in mining, processing and exploration activities, research and development activities, the accuracy of our estimated mineral/ore reserves and/or mineral resources, resolution of environmental and other proceedings and the impact of various environmental regulations and initiatives, market competition, the ability to continue to pay quarterly cash dividends in such amounts as Inco’s Board of Directors may determine in light of other uses for such funds and other factors, and other risk factors listed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on any forward-looking statements.
Material Assumptions
A number of assumptions were made by Inco in preparing its guidance for 2006 and making certain other forward-looking statements for 2006 and beyond and in connection with our pending acquisition of Falconbridge Limited. Such assumptions include, but are not limited to, those set forth under the

“Outlook” section of this press release and the slides and other material covering the presentations being made as of this date which are available on our website and on the SEDAR system in Canada. These assumptions include estimates on the U.S. dollar-Canadian dollar exchange rate for 2006, global industrial production and in key geographic markets, interest rates, global nickel and other metals demand and supply and in key geographical markets, and growth in the key end-use markets for the metals produced by the Company, that we would not have any labour, equipment or other disruptions at any of our operations of any significance in 2006 other than any planned maintenance or similar shutdowns and that any third parties which we are relying on to supply purchased intermediates or provide toll smelting or other processing do not experience any unplanned disruptions. Some of the material assumptions made by us involve confidential or particularly sensitive information and, accordingly, we do not believe it is appropriate to disclose such assumptions for competitive or other business reasons. Forward-looking statements for time periods subsequent to 2006 involve longer term assumptions and estimates than forward-looking statements for 2006 and are consequently subject to greater uncertainty. Therefore, the reader is especially cautioned not to place undue reliance on such long-term forward-looking statements.
Important Legal Information
This communication may be deemed to be solicitation material in respect of Inco’s proposed combination with Falconbridge. Inco filed with the SEC, on October 24, 2005, a registration statement on Form F-8 (containing an offer to purchase and a share exchange take-over bid circular) and on each of December 15, 2005, January 20, 2006 and February 28, 2006, an amendment to such form F-8, in connection with the proposed combination. Inco has also filed, and will file (if required), other documents with the SEC in connection with the proposed combination. Falconbridge has filed a Schedule 14D-9F in connection with Inco’s offer and has filed, and will file (if required), other documents regarding the proposed combination, in each case with the SEC.
INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
Investors and security holders may obtain copies of the registration statement and Inco’s and Falconbridge’s SEC filings free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by Inco may be obtained free of charge by contacting Inco’s media or investor relations departments.
April 20, 2006
IN 06/11

For further information:
Media Relations:	Steve Mitchell (416) 361-7950
Investor Relations:	Sandra Scott (416) 361-7758
or www.inco.com

Inco Limited
Key Financial and Operating Statistics

		For the three months ended
		March 31,
		2006	2005

Average Realized Prices
Nickel(1)	— per tonne	$15,021	$15,312
	— per pound	6.81	6.95
Copper	— per tonne	4,405	3,365
	— per pound	2.00	1.53
(1) Including intermediates

LME Average Cash Prices
Nickel	— per tonne	14,811	15,362
	— per pound	6.72	6.97
Copper	— per tonne	4,944	3,270
	— per pound	2.24	1.48

Deliveries
Nickel in all forms (tonnes)
— Inco-source and tolled		59,021	53,747
— Purchased finished		4,622	4,662

		63,643	58,409

Copper (tonnes)		30,206	32,648

Cobalt (tonnes)		486	456

Platinum-group metals (in thousands of troy ounces)		89	108

Net Sales to Customers by Product (in millions)
Primary nickel		$956	$894
Copper		133	110
Precious metals		72	69
Other		50	48

		$1,211	$1,121

Nickel Production in all Forms (tonnes)		61,439	55,507

Finished Nickel Inventories at end of Period (tonnes)		25,008	28,937

Inco Limited
Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales

	For the three months
	ended March 31,
(in millions of U.S. dollars except where noted)	2006	2005

Cost of sales and other expenses, excluding depreciation and depletion	$733	$603
By-product costs	(158)	(164)
Purchased finished and tolled nickel	(99)	(69)
Delivery expense	(10)	(9)
Other businesses cost of sales	(9)	(10)
Non-cash items(1)	(10)	(7)
Remediation, demolition and other related expenses	(9)	(7)
Adjustments associated with affiliate transactions	(27)	9
Other	(19)	(2)

Nickel cash cost of sales before by-product credits(2)	392	344
By-product net sales	(226)	(206)
By-product costs	158	164

Nickel cash cost of sales after by-product credits(2)	$324	$302

Inco-source nickel deliveries (millions of pounds)	125	119

Nickel unit cash cost of sales before by-product credits per pound	$3.14	$2.89

Nickel unit cash cost of sales before by-product credits per tonne	$6,923	$6,371

Nickel unit cash cost of sales after by-product credits per pound	$2.59	$2.54

Nickel unit cash cost of sales after by-product credits per tonne	$5,710	$5,600

(1)	Post-retirement benefits other than pensions.

(2)	Nickel unit cash cost of sales before and after by-product credits includes costs for Inco-source and purchased nickel intermediates processed at our Canadian operations.

Inco Limited
Consolidated Statement of Earnings
(Unaudited)

	For the three months
	ended March 31,
(in millions of U.S. dollars except per share amounts)	2006	2005

		(Restated)

Net sales	$1,211	$1,121

Costs and operating expenses
Cost of sales and other expenses, excluding depreciation and depletion	733	603
Depreciation and depletion	68	61
Selling, general and administrative	47	43
Research and development	8	7
Exploration	15	9
Currency translation adjustments	(3)	(5)
Interest expense	18	7

	886	725

Other income, net	8	1

Earnings before income and mining taxes and minority interest	333	397
Income and mining taxes	113	83

Earnings before minority interest	220	314
Minority interest	18	(3)

Net earnings	$202	$317

Net earnings per common share
Basic	$1.05	$1.68

Diluted	$0.91	$1.43

Weighted average common shares outstanding, in thousands
Basic	192,704	188,398

Diluted	223,199	221,828

Inco Limited
Consolidated Balance Sheet
(Unaudited)

	March 31,	December 31,
(in millions of U.S. dollars)	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$751	$958
Accounts receivable	734	673
Inventories	1,105	996
Other	86	68

Total current assets	2,676	2,695
Property, plant and equipment	8,676	8,459
Accrued pension benefits asset	633	611
Deferred charges and other assets	266	245

Total assets	$12,251	$12,010

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt due within one year	$75	$122
Accounts payable	310	253
Accrued payrolls and benefits	210	221
Other accrued liabilities	524	533
Income and mining taxes payable	88	36

Total current liabilities	1,207	1,165

Deferred credits and other liabilities
Long-term debt	1,840	1,852
Deferred income and mining taxes	2,018	2,018
Accrued post-retirement benefits liability	744	732
Asset retirement obligation	169	168
Deferred credits and other liabilities	122	131

Total liabilities	6,100	6,066

Minority interest	768	761

Shareholders’ equity
Convertible debt	351	362

Common shareholders’ equity
Common shares issued and outstanding 193,406,249 (2005 — 192,237,394 shares)	3,034	3,000
Warrants	62	62
Contributed surplus	577	578
Retained earnings	1,359	1,181

	5,032	4,821

Total shareholders’ equity	5,383	5,183

Total liabilities and shareholders’ equity	$12,251	$12,010

Inco Limited
Consolidated Statement of Cash Flows
(Unaudited)

	For the three months
	ended March 31,
(in millions of U.S. dollars)	2006	2005

		(Restated)
Operating activities
Earnings before minority interest	$220	$314
Items not affecting cash
Depreciation and depletion	68	61
Deferred income and mining taxes	17	(5)
Other	8	12
Contributions greater than post-retirement benefits expense	(10)	(14)
Decrease (increase) in non-cash working capital related to operations
Accounts receivable	(61)	(12)
Inventories	(60)	(56)
Accounts payable and accrued liabilities	(12)	43
Income and mining taxes payable	55	(225)
Other	(23)	(27)

Net cash provided by operating activities	202	91

Investing activities
Capital expenditures	(337)	(226)
Other	(1)	—

Net cash used for investing activities	(338)	(226)

Financing activities
Repayments of long-term debt	(56)	(48)
Long-term borrowings	—	16
Common shares issued	10	20
Common dividends paid	(24)	—
Dividends paid to minority interest	(1)	(1)

Net cash used for financing activities	(71)	(13)

Net decrease in cash and cash equivalents	(207)	(148)
Cash and cash equivalents at beginning of period	958	1,076

Cash and cash equivalents at end of period	$751	$928